Exhibit 99.1

FOR IMMEDIATE RELEASE

SpartanNash Announces Fourth Quarter and Fiscal 2023 Results

Delivers Fiscal 2023 Growth in Net Earnings of 51% and Adjusted EBITDA(1) of 6%

Provides Fiscal 2024 Outlook

GRAND RAPIDS, Mich. – Feb. 15, 2024 – Food solutions company SpartanNash (the "Company") (Nasdaq: SPTN) today reported financial results for its 12-week fourth quarter and 52-week fiscal year ended Dec. 30, 2023.

"Our team is proud of another strong year in which we have demonstrated year-over-year growth, delivered record profitability, and performed in line with our expectations, all in spite of a challenging macroeconomic environment," said SpartanNash President and CEO Tony Sarsam. "We are on track to achieve the objectives in our long-term strategic plan as we focus on creating enhanced customer value and capturing additional cost savings from our transformational initiatives. We expect 2024 to be another pivotal year of market share growth in our Wholesale and Retail segments. Our talented Associates have built a strong foundation for us to pursue both organic and inorganic opportunities."

Fourth Quarter Highlights(2)

•
Net sales decreased 2.8% to $2.25 billion, driven by lower volumes in both the Wholesale and Retail segments.
o
Wholesale segment net sales decreased 2.0% to $1.60 billion due primarily to lower volume in the national accounts customer channel.
o
Retail segment net sales decreased 4.5% to $647.0 million, with comparable store sales down 2.8%. The net sales decrease was primarily driven by a reduction in food assistance program benefits and lower fuel sales.
•
Net earnings of $0.30 per diluted share, compared to $0.02 per diluted share in the prior year.
o
The increase was primarily due to a higher gross profit rate and lower incentive compensation. This favorability was partially offset by lower unit volumes and an increase in restructuring and asset impairment charges.
•
Adjusted EPS(3) of $0.35, compared to $0.28 in the prior year. Adjusted EBITDA(1) of $53.6 million, compared to $47.2 million in the prior year.
o
These measures exclude, among other items, the impact of the LIFO provision and restructuring and asset impairment charges.

Fiscal 2023 Highlights(4)

•
Net sales increased 0.9% to $9.73 billion.
o
Wholesale net sales increased 1.1% to $6.92 billion.
o
Retail increased 0.4% to $2.81 billion, with a comparable store sales increase of 2.0%.
•
Net earnings of $1.50 per diluted share increased compared to $0.95 per diluted share.
•
Adjusted EPS(3) of $2.18 decreased from $2.33. Adjusted EBITDA(1) of $257.4 million increased from $242.9 million.
•
Cash generated from operating activities of $89.3 million decreased from $110.4 million.
•
Net long-term debt(5) to adjusted EBITDA(1) ratio of 2.3x at year end increased sequentially compared to 2.1x at the end of the third quarter.
•
Capital expenditures and IT capital(6) of $127.4 million increased compared to $102.1 million.
•
Returned $48.3 million to shareholders through $18.6 million in share repurchases and $29.7 million in dividends compared to $62.2 million returned to shareholders in the prior year.

(1)
A reconciliation of net earnings to adjusted EBITDA, a non-GAAP financial measure, is provided in Table 2.
(2)
All comparisons are for the fourth quarter of 2023 compared with the fourth quarter of 2022, unless otherwise noted.
(3)
A reconciliation of net earnings to adjusted earnings from continuing operations, as well as per diluted share (“adjusted EPS”), a non-GAAP financial measure, is provided in Table 3.
(4)
All comparisons are for the fiscal year 2023 compared with the fiscal year 2022, unless otherwise noted.
(5)
A reconciliation of long-term debt and finance lease obligations to net long-term debt, a non-GAAP financial measure, is provided in Table 4.
(6)
A reconciliation of purchases of property and equipment to capital expenditures and IT capital, a non-GAAP financial measure, is provided in Table 5.

Fiscal 2024 Outlook

The following table provides the Company’s guidance for fiscal 2024:

	Fiscal 2023	Fiscal 2024 Outlook
(In millions, except adjusted EPS(3))	Actual	Low	High
Total net sales	$9,729	$9,700	$9,900
Adjusted EBITDA(1)	$257	$255	$270
Adjusted EPS(3)	$2.18	$1.85	$2.10
Capital expenditures and IT capital(6)	$127	$135	$145

Guidance incorporates the Company’s long-term strategic initiatives, including all transformational programs and tuck-in acquisitions.

Conference Call & Supplemental Earnings Presentation

The Company will host a conference call to discuss its quarterly results with additional comments and details on Thursday, February 15, 2024, at 8:30 a.m. ET. There will also be a simultaneous, live webcast made available at SpartanNash's website at www.spartannash.com/webcasts under the "Investor Relations" section and will remain archived on the Company's website through Thursday, February 29, 2024.

A supplemental quarterly earnings presentation will also be available on the Company’s website at www.spartannash.com/investor-presentations.

About SpartanNash

SpartanNash (Nasdaq: SPTN) is a food solutions company that delivers the ingredients for a better life. Committed to fostering a People First culture, the SpartanNash family of Associates is approximately 17,000 strong. SpartanNash operates two complementary business segments – food wholesale and grocery retail. Its global supply chain network serves wholesale customers that include independent and chain grocers, national retail brands, e-commerce platforms, and U.S. military commissaries and exchanges. The Company distributes products for every aisle in the grocery store, from fresh produce to household goods to its OwnBrands, which include the Our Family® portfolio of products. On the retail side, SpartanNash operates 144 brick-and-mortar grocery stores, primarily under the banners of Family Fare, Martin’s Super Markets and D&W Fresh Market, in addition to dozens of pharmacies and fuel centers. Leveraging insights and solutions across its segments, SpartanNash offers a full suite of support services for independent grocers. For more information, visit spartannash.com.

Forward-Looking Statements

The matters discussed in this press release and in the Company's website-accessible conference calls with analysts and investor presentations include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended ("Exchange Act"), about the plans, strategies, objectives, goals or expectations of the Company. These forward-looking statements may be identifiable by words or phrases indicating that the Company or management "expects," "projects," "anticipates," "plans," "believes," "intends," or "estimates," or that a particular occurrence or event "may," "could," "should," "will" or "will likely" result, occur or be pursued or "continue" in the future, that the "outlook," "trend," "guidance" or "target" is toward a particular result or occurrence, that a development is an "opportunity," "priority," "strategy," "focus," that the Company is "positioned" for a particular result, or similarly stated expectations. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date made. Forward-looking statements are necessarily based on estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which, with respect to future business decisions, are subject to change. These uncertainties and contingencies may affect actual results and could cause actual results to differ materially. These risks and uncertainties include the Company's ability to compete in an extremely competitive industry; the Company's dependence on certain major customers; the Company's ability to implement its growth strategy and transformation initiatives; the Company's ability to implement its growth strategy through acquisitions and successfully integrate acquired businesses; disruptions to the Company's information security network, including security breaches and cyber-attacks; impacts to the availability and performance of the Company's information technology systems; changes in relationships with the Company's vendor base; changes in product availability and product pricing from vendors; macroeconomic uncertainty, including rising inflation, potential economic recession, and increasing interest rates; difficulty attracting and retaining well-qualified Associates and effectively managing increased labor costs; failure to successfully retain or manage transitions with executive leaders and other key personnel; impacts to the Company's business and reputation due to an increasing focus on environmental, social and governance matters; customers to whom the Company extends credit or for whom the Company guarantees loans may fail to repay the Company; changes in the geopolitical conditions; disruptions associated with severe weather conditions and natural disasters, including effects from climate change; disruptions associated with disease outbreaks; the Company's ability to manage its private brand program for U.S. military commissaries, including the termination of the program or not achieving the desired results; impairment charges for goodwill or other long-lived assets; the Company's level of indebtedness; interest rate fluctuations; the Company's ability to service its debt and to comply with debt covenants; changes in government regulations; labor relations issues; changes in the military commissary system, including its supply chain, or in the level of governmental funding; product recalls and other product-related safety concerns; cost increases related to multi-employer pension plans; and other risks and uncertainties listed under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's most recent Annual Report on Form 10-K and in subsequent filings with the Securities and Exchange Commission. Additional risks and uncertainties not currently known to the Company or that the Company currently believes are immaterial also may impair its business, operations, liquidity, financial condition and prospects. The Company undertakes no obligation to update or revise its forward-looking statements to reflect developments that occur or information obtained after the date of this press release.

# # #

INVESTOR CONTACT:

Kayleigh Campbell

Head of Investor Relations

kayleigh.campbell@spartannash.com

MEDIA CONTACT:

Adrienne Chance

SVP, Communications

press@spartannash.com

SPARTANNASH COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

	12 Weeks Ended		52 Weeks Ended
	December 30,	December 31,	December 30,	December 31,
(In thousands, except per share amounts)	2023	2022	2023	2022
Net sales	$2,245,183	$2,309,040	$9,729,219	$9,643,100
Cost of sales	1,906,214	1,967,601	8,243,663	8,145,625
Gross profit	338,969	341,439	1,485,556	1,497,475

Operating expenses
Selling, general and administrative	306,451	333,361	1,366,238	1,427,783
Acquisition and integration, net	1,157	245	3,416	343
Restructuring and asset impairment, net	7,819	(933)	9,190	805
Total operating expenses	315,427	332,673	1,378,844	1,428,931

Operating earnings	23,542	8,766	106,712	68,544

Other expenses and (income)
Interest expense, net	9,669	8,027	39,887	22,791
Other, net	(790)	(778)	(3,300)	(1,162)
Total other expenses, net	8,879	7,249	36,587	21,629

Earnings before income taxes	14,663	1,517	70,125	46,915
Income tax expense	4,358	867	17,888	12,397
Net earnings	$10,305	$650	$52,237	$34,518

Net earnings per basic common share	$0.30	$0.02	$1.53	$0.98

Net earnings per diluted common share	$0.30	$0.02	$1.50	$0.95

Weighted average shares outstanding:
Basic	34,039	34,732	34,211	35,279
Diluted	34,670	35,866	34,901	36,313

SPARTANNASH COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 30,	December 31,
(In thousands)	2023	2022
Assets
Current assets
Cash and cash equivalents	$17,964	$29,086
Accounts and notes receivable, net	421,859	404,016
Inventories, net	575,226	571,065
Prepaid expenses and other current assets	62,440	62,244
Total current assets	1,077,489	1,066,411

Property and equipment, net	649,071	610,220
Goodwill	182,160	182,160
Intangible assets, net	101,535	106,341
Operating lease assets	242,146	257,047
Other assets, net	103,174	84,382

Total assets	$2,355,575	$2,306,561

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$473,419	$487,215
Accrued payroll and benefits	78,076	103,048
Other accrued expenses	57,609	62,465
Current portion of operating lease liabilities	41,979	45,453
Current portion of long-term debt and finance lease liabilities	8,813	6,789
Total current liabilities	659,896	704,970

Long-term liabilities
Deferred income taxes	73,904	66,293
Operating lease liabilities	226,118	239,062
Other long-term liabilities	28,808	33,376
Long-term debt and finance lease liabilities	588,667	496,792
Total long-term liabilities	917,497	835,523

Commitments and contingencies

Shareholders’ equity
Common stock, voting, no par value; 100,000 shares authorized; 34,610 and 35,079 shares outstanding	460,299	468,061
Preferred stock, no par value, 10,000 shares authorized; no shares outstanding	—	—
Accumulated other comprehensive income	796	2,979
Retained earnings	317,087	295,028
Total shareholders’ equity	778,182	766,068

Total liabilities and shareholders’ equity	$2,355,575	$2,306,561

SPARTANNASH COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	52 Weeks Ended
(In thousands)	December 30, 2023	December 31, 2022
Cash flow activities
Net cash provided by operating activities	$89,327	$110,350
Net cash used in investing activities	(116,517)	(100,948)
Net cash provided by financing activities	16,068	9,018
Net (decrease) increase in cash and cash equivalents	(11,122)	18,420
Cash and cash equivalents at beginning of the period	29,086	10,666
Cash and cash equivalents at end of the period	$17,964	$29,086

SPARTANNASH COMPANY AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL DATA

Table 1: Sales and Operating Earnings by Segment

(Unaudited)

12 Weeks Ended					52 Weeks Ended
(In thousands)	December 30, 2023		December 31, 2022		December 30, 2023		December 31, 2022
Wholesale Segment:
Net sales	$1,598,169	71.2%	$1,631,503	70.7%	$6,919,217	71.1%	$6,845,236	71.0%
Operating earnings	21,681		303		87,701		55,137
Retail Segment:
Net sales	647,014	28.8%	677,537	29.3%	2,810,002	28.9%	2,797,864	29.0%
Operating earnings	1,861		8,463		19,011		13,407
Total:
Net sales	$2,245,183	100.0%	$2,309,040	100.0%	$9,729,219	100.0%	$9,643,100	100.0%
Operating earnings	23,542		8,766		106,712		68,544

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with GAAP, the Company also provides information regarding adjusted earnings from continuing operations, as well as per diluted share (“adjusted EPS”), net long-term debt, capital expenditures and IT capital, and adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”). These are non-GAAP financial measures, as defined below, and are used by management to allocate resources, assess performance against its peers and evaluate overall performance. The Company believes these measures provide useful information for both management and its investors. The Company believes these non-GAAP measures are useful to investors because they provide additional understanding of the trends and special circumstances that affect its business. These measures provide useful supplemental information that helps investors to establish a basis for expected performance and the ability to evaluate actual results against that expectation. The measures, when considered in connection with GAAP results, can be used to assess the overall performance of the Company as well as assess the Company’s performance against its peers. These measures are also used as a basis for certain compensation programs sponsored by the Company. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with the Company request its financial results in these adjusted formats.

Current year adjusted earnings from continuing operations, and adjusted EBITDA exclude, among other items, LIFO expense, organizational realignment, severance associated with cost reduction initiatives, a non-routine settlement related to a legal matter resulting from a previously closed operation that was resolved during the year and operating and non-operating costs associated with the postretirement plan amendment and settlement. Current year organizational realignment includes consulting and severance costs associated with the Company's change in its go-to-market strategy as part of its long-term plan, which relates to the reorganization of certain functions. Costs related to the postretirement plan amendment and settlement include non-operating expenses associated with recognition of plan settlement losses and amortization of the prior service credit related to the amendment of the retiree medical plan, which are adjusted out of adjusted earnings from continuing operations. Postretirement plan amendment and settlement costs also include operating expenses related to payroll taxes which are adjusted out of all non-GAAP financial measures. Prior year adjusted earnings from continuing operations, and adjusted EBITDA exclude, among other items, LIFO expense, costs related to shareholder activism, operating and non-operating costs associated with the postretirement plan amendment and settlement, non-operating costs associated with the write off of certain unamortized deferred financing costs related to the debt modification, organizational realignment, and severance associated with cost reduction initiatives. Costs related to shareholder activism include consulting, legal and other expenses incurred in relation to shareholder activism activities. Prior year organizational realignment includes benefits for associates terminated as part of leadership transition plans, which do not meet the definition of a reduction-in-force.

Each of these items are considered “non-operational” or “non-core” in nature.

The Company is unable to provide a full reconciliation of the GAAP to non-GAAP measures used in the Fiscal 2024 Outlook section of this press release without unreasonable effort because it is not possible to predict certain adjustment items with a reasonable degree of certainty since they are not yet known or quantifiable, and do not relate to the Company's normal operating activities. These adjustments may include, among other items, restructuring and asset impairment activity, acquisition and integration costs, severance, costs related to the postretirement plan amendment and settlement, and organizational realignment costs, and the impact of adjustments to the LIFO inventory reserve. This information is dependent upon future events, which may be outside of the Company's control and could have a significant impact on its GAAP financial results for fiscal 2024.

Table 2: Reconciliation of Net Earnings to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization

(Adjusted EBITDA)

(A Non-GAAP Financial Measure)

(Unaudited)

	12 Weeks Ended		52 Weeks Ended
(In thousands)	December 30, 2023	December 31, 2022	December 30, 2023	December 31, 2022
Net earnings	$10,305	$650	$52,237	$34,518
Income tax expense	4,358	867	17,888	12,397
Other expenses, net	8,879	7,249	36,587	21,629
Operating earnings	23,542	8,766	106,712	68,544
Adjustments:
LIFO (benefit) expense	(6,341)	13,907	16,104	56,823
Depreciation and amortization	23,394	21,906	98,639	94,180
Acquisition and integration, net	1,157	245	3,416	343
Restructuring and asset impairment, net	7,819	(933)	9,190	805
Cloud computing amortization	1,349	956	5,034	3,650
Organizational realignment, net	529	—	5,239	1,859
Severance associated with cost reduction initiatives	7	36	318	831
Stock-based compensation	2,463	1,381	12,536	8,589
Stock warrant	280	499	1,559	2,158
Non-cash rent	(505)	(753)	(2,599)	(3,444)
(Gain) loss on disposal of assets	(45)	1,141	259	1,073
Legal settlement	—	—	900	—
Postretirement plan amendment and settlement	—	—	94	133
Costs related to shareholder activism	—	—	—	7,335
Adjusted EBITDA	$53,649	$47,151	$257,401	$242,879

Table 2: Reconciliation of Net Earnings to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization, continued

(Adjusted EBITDA)

(A Non-GAAP Financial Measure)

(Unaudited)

	12 Weeks Ended		52 Weeks Ended
(In thousands)	December 30, 2023	December 31, 2022	December 30, 2023	December 31, 2022
Wholesale:
Operating earnings	$21,681	$303	$87,701	$55,137
Adjustments:
LIFO (benefit) expense	(4,346)	13,144	12,388	48,282
Depreciation and amortization	12,370	10,999	51,535	47,601
Acquisition and integration, net	27	239	216	239
Restructuring and asset impairment, net	7,860	(147)	8,548	(2,363)
Cloud computing amortization	915	664	3,414	2,537
Organizational realignment, net	330	—	3,269	1,160
Severance associated with cost reduction initiatives	7	27	303	689
Stock-based compensation	1,601	903	8,216	5,646
Stock warrant	280	499	1,559	2,158
Non-cash rent	4	(94)	(134)	(382)
(Gain) loss on disposal of assets	(72)	696	(83)	512
Legal settlement	—	—	900	—
Postretirement plan amendment and settlement	—	—	59	83
Costs related to shareholder activism	—	—	—	4,577
Adjusted EBITDA	$40,657	$27,233	$177,891	$165,876
Retail:
Operating earnings	$1,861	$8,463	$19,011	$13,407
Adjustments:
LIFO (benefit) expense	(1,995)	763	3,716	8,541
Depreciation and amortization	11,024	10,907	47,104	46,579
Acquisition and integration, net	1,130	6	3,200	104
Restructuring and asset impairment, net	(41)	(786)	642	3,168
Cloud computing amortization	434	292	1,620	1,113
Organizational realignment, net	199	—	1,970	699
Severance associated with cost reduction initiatives	—	9	15	142
Stock-based compensation	862	478	4,320	2,943
Non-cash rent	(509)	(659)	(2,465)	(3,062)
Loss on disposal of assets	27	445	342	561
Postretirement plan amendment and settlement	—	—	35	50
Costs related to shareholder activism	—	—	—	2,758
Adjusted EBITDA	$12,992	$19,918	$79,510	$77,003

Notes: Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“adjusted EBITDA”) is a non-GAAP operating financial measure that the Company defines as net earnings plus interest, discontinued operations, depreciation and amortization, and other non-cash items including share-based payments (equity awards measured in accordance with ASC 718, Stock Compensation, which include both stock-based compensation to employees and stock warrants issued to non-employees) and the LIFO provision, as well as adjustments for items that do not reflect the ongoing operating activities of the Company.

Adjusted EBITDA and adjusted EBITDA by segment are not measures of performance under GAAP and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definitions of adjusted EBITDA and adjusted EBITDA by segment may not be identical to similarly titled measures reported by other companies.

Table 3: Reconciliation of Net Earnings to

Adjusted Earnings from Continuing Operations, as well as per diluted share (“adjusted EPS”)

(A Non-GAAP Financial Measure)

(Unaudited)

	12 Weeks Ended
	December 30, 2023		December 31, 2022
		per diluted		per diluted
(In thousands, except per share amounts)	Earnings	share	Earnings	share
Net earnings	$10,305	$0.30	$650	$0.02
Adjustments:
LIFO (benefit) expense	(6,341)		13,907
Acquisition and integration, net	1,157		245
Restructuring and asset impairment, net	7,819		(933)
Organizational realignment, net	529		—
Severance associated with cost reduction initiatives	7		36
Postretirement plan amendment and settlement	(763)		(758)
Write off of deferred financing costs	—		236
Total adjustments	2,408		12,733
Income tax effect on adjustments (a)	(693)		(3,213)
Total adjustments, net of taxes	1,715	0.05	9,520	0.26	*
Adjusted earnings from continuing operations	$12,020	$0.35	$10,170	$0.28
* Includes rounding
	52 Weeks Ended
	December 30, 2023		December 31, 2022
		per diluted		per diluted
(In thousands, except per share amounts)	Earnings	share	Earnings	share
Net earnings	$52,237	$1.50	$34,518	$0.95
Adjustments:
LIFO expense	16,104		56,823
Acquisition and integration, net	3,416		343
Restructuring and asset impairment, net	9,190		805
Organizational realignment, net	5,239		1,859
Severance associated with cost reduction initiatives	318		831
Pension refund from annuity provider	—		(200)
Legal settlement	900		—
Postretirement plan amendment and settlement	(3,174)		(776)
Costs related to shareholder activism	—		7,335
Write off of deferred financing costs	—		236
Total adjustments	31,993		67,256
Income tax effect on adjustments (a)	(8,218)		(17,083)
Total adjustments, net of taxes	23,775	0.68	50,173	1.38
Adjusted earnings from continuing operations	$76,012	$2.18	$84,691	$2.33

(a)
The income tax effect on adjustments is computed by applying the effective tax rate, before discrete tax items, to the total adjustments for the period.

Notes: Adjusted earnings from continuing operations, as well as per diluted share (“adjusted EPS”), is a non-GAAP operating financial measure that the Company defines as net earnings plus or minus adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

Adjusted earnings from continuing operations is not a measure of performance under GAAP and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definition of adjusted earnings from continuing operations may not be identical to similarly titled measures reported by other companies.

Table 4: Reconciliation of Long-Term Debt and Finance Lease Obligations to Net Long-Term Debt

(A Non-GAAP Financial Measure)

(Unaudited)

(In thousands)	December 30, 2023	December 31, 2022
Current portion of long-term debt and finance lease liabilities	$8,813	$6,789
Long-term debt and finance lease liabilities	588,667	496,792
Total debt	597,480	503,581
Cash and cash equivalents	(17,964)	(29,086)
Net long-term debt	$579,516	$474,495

Notes: Net long-term debt is a non-GAAP financial measure that is defined as long-term debt and finance lease obligations plus current maturities of long-term debt and finance lease obligations less cash and cash equivalents. The Company believes both management and its investors find the information useful because it reflects the amount of long-term debt obligations that are not covered by available cash and temporary investments. Net long-term debt is not a substitute for GAAP financial measures and may differ from similarly titled measures of other companies.

Table 5: Reconciliation of Purchases of Property and Equipment to Capital Expenditures and IT Capital

(A Non-GAAP Financial Measure)

(Unaudited)

	52 Weeks Ended
(In thousands)	December 30, 2023	December 31, 2022
Purchases of property and equipment	$120,330	$97,280
Plus:
Cloud computing spend	7,040	4,817
Capital expenditures and IT capital	$127,370	$102,097

Notes: Capital expenditures and IT capital is a non-GAAP financial measure calculated by adding spending related to the development of cloud computing applications to capital expenditures, the most directly comparable GAAP measure. Cloud computing spend only includes costs incurred during the application development phase and does not include ongoing costs of hosting or maintenance associated with these applications, which are expensed as incurred. The Company believes it is a useful indicator of the Company’s investment in its facilities and systems as it transitions to more cloud-based IT systems. Capital expenditures and IT capital is not a substitute for GAAP financial measures and may differ from similarly titled measures of other companies.